Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos.: 333-82698 and 333-56040) pertaining to the Employees’ Benefit Plan of Ciba Specialty Chemicals Holding Inc. of our reports dated February 12, 2007, with respect to the consolidated financial statements of Ciba Specialty Chemicals Holding Inc., Ciba Specialty Chemicals Holding Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ciba Specialty Chemicals Holding Inc. included in the Annual Report (Form 20-F) for the year ended December 31, 2006.

/s/ Ernst & Young AG

Zurich, Switzerland

February 12, 2007